UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NYSE Euronext
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April 13, 2012

To Our Valued Stockholders:

Re:	NYSE Euronext’s 2012 Annual Meeting of Stockholders on April 26, 2012

Proposal 3, Advisory Vote on Executive Compensation

On behalf of the Board of Directors (Board), the Human Resources and Compensation Committee (HR&CC), all of whose members are independent, are writing to request your support at the Annual Meeting of NYSE Euronext (Annual Meeting) by voting according to the Board’s recommendations on all proposals. In particular, we request your support on Proposal 3, or Say-on-Pay.

Certain proxy advisory firms have recommended voting against our Say-on-Pay proposal based, we believe, on their perception that there is a misalignment between our named executives’ pay and performance. To counter this perception, we would like to provide stockholders with a more comprehensive account of our approach to pay for performance.

We encourage you to vote in favor of this proposal for the reasons set out below.

Overview

•

We administer our compensation programs for our named executives so that they are performance oriented and are structured to encourage the creation of growth and value for our stockholders in the long term (see “Pay for Performance” below).

•

Our 2011 core financial results were strong and were not adequately reflected by an isolated focus on total shareholder return (TSR). These core financial results were at the heart of our 2011 compensation decisions (see “Pay for Performance—Our 2011 Core Financial Performance Was Strong” below).

•

Our compensation is competitive and retentive, based on an assessment against a peer group that appropriately reflects the global and complex nature of our business, our competitors and the competitive market for talent (see “Our Compensation Should be Evaluated Against a Competitive Peer Group” below).

•

Our recent compensation actions were taken with the best interests of our stockholders in mind and consistent with strong corporate governance practices (see “Recent Compensation Actions” below). For example:

•	Our CEO’s amended employment agreement eliminates his right to a change in control tax gross up; and

•	Our CEO’s compensation has been recalibrated to include a formulaic performance-based element linked to a relative TSR goal, in the form of a performance share unit (PSU) award.

•	Our executive compensation programs incorporate many best practices (see “Other Elements of Our Compensation Programs That Reflect Best Practices” below).

For the reasons described in this letter, we request that you vote “FOR” our Say-on-Pay proposal.

Pay for Performance

Our 2011 Core Financial Performance Was Strong

NYSE Euronext achieved strong financial performance in 2011, despite the substantial efforts we dedicated to the proposed business combination with Deutsche Börse (Proposed Combination), which has positioned the Company well for long-term growth and stockholder value creation.

•	Our management team delivered year-over-year increases from 2010 to 2011 in net revenue (6%), operating income (21%), net income (19%), EBITDA (15%) and diluted earnings per share (19%).[1]

•

In fact, as reported at our 2012 Investor Day on April 2, 2012, since 2009 many of the primary indicators of the Company’s financial health are positive – net revenues are up; capital expenditures are stable and fixed costs are down; operating margins are up; debt and leverage levels have declined; and our TSR is over 100% since March 2009 (the 2012 Investor Day Presentation, along with a reconciliation of these non-GAAP financial measures, is available at http://www.sec.gov/Archives/edgar/data/1368007/000119312512152173/d326903dex991.htm, but shall not be deemed incorporated by reference in this letter).

To focus exclusively on the relationship between TSR and CEO compensation, relative to a peer group, would weaken the firm link we maintain between performance and compensation.

•

We believe that spotlighting TSR does not fully depict the strength of our underlying financial achievements, which position us well for future growth, and that using relative TSR as the sole measure of performance fails to capture our operating performance or the impact on our stock price of the global markets in which we operate, especially when measured as of a single date against the TSR of proxy advisor comparison groups.[2]

•

Moreover, our solid 2011 financial performance was not captured in our 2011 TSR. Our TSR performance in 2011 was distorted by the uncertainty surrounding the Proposed Combination, which was terminated in early 2012. This distortion was amplified by the ongoing European debt crisis. Notably, after the termination of the Proposed Combination, our stock price increased considerably.

The Vast Majority of Our Compensation Is Variable and Performance-Based

Although NYSE Euronext does not follow a formulaic approach to determining individual compensation amounts, our compensation structure for our named executives is designed to incentivize superior performance. The HR&CC thoughtfully, deliberately, responsibly and through a consultative process, exercises discretion to take into account the totality of factors when determining individual compensation amounts.

[1]

Certain of these measures are not financial measures calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). See Annex C of our 2012 proxy statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

[2]

In its initial report for our 2011 proxy statement, issued on April 5, 2012, Institutional Shareholder Services (ISS) incorrectly calculated our 2011 TSR to be at the 6th percentile relative to the ISS comparison group. The correct percentile is the 60th percentile. On April 12, 2012, ISS reissued its report to correct the error. The correction led ISS to downgrade its concern level for NYSE Euronext’s Pay for Performance to Medium from High. In the reissued report, ISS also downgraded its concern level regarding severance and change of control arrangements to Low from Medium. However, ISS did not change its recommendation to vote “against” our Say-on-Pay proposal. Based on a Medium concern level for 2010 compensation, ISS recommended a vote FOR our Say-on-Pay proposal regarding 2010 compensation.

•	In 2011, 88% of our CEO’s compensation and 78% of our other named executives compensation was in the form of variable performance-based compensation;

•

The executives’ annual bonuses are delivered 50% in cash and 50% in time-vesting RSU awards (whereas the vast majority of our peer groups deliver their bonuses in 100% cash), and our CEO has recently agreed to receive 60% of his annual bonus in time-vesting RSUs going forward. The RSUs are inherently performance-based, as the value realized depends on our share price over the long term;

•

The size of the 2011 bonus pool was formulaically derived using EBITDA, which strongly ties the grant of incentive compensation to Company performance by enhancing the objectivity of the compensation process and eliminating any undesired effects of financing, capital structure, tax strategies and depreciation and amortization policies on the amount of the pool, thereby focusing on NYSE Euronext’s core operating profitability;

•

The bonus pool is subject to a threshold payout, which ensures that no bonuses are paid if minimum performance levels are not achieved, and a maximum payout, which ensures that participants are not incentivized to take unnecessary or excessive risks; and

•

Individual bonus awards are based on the HR&CC’s thoughtful evaluation of performance against rigorous strategic, team and business unit objectives. Performance against these objectives is reviewed throughout the year and forms a part of management’s regular reports to the Board. The HR&CC’s thorough bonus consideration process is set out in full detail in our 2012 proxy statement.

Our Compensation Should be Evaluated Against a Competitive Peer Group

Certain proxy advisory firms have concluded that our named executives received more pay than the median pay received by the named executives of the companies in the comparison groups constructed by these advisory firms, but that NYSE Euronext performed more poorly than those companies. However, we believe that our 2011 compensation was competitive on a pay for performance basis, taking into account the practices of the peer groups that we consider when designing and determining our compensation.

•

We believe that the relationship between our pay and performance is best evaluated against carefully selected peers that reflect our complex and evolving business. Because of this complexity, the HR&CC uses two peer groups for market comparison purposes and reviews and updates each of the groups annually, with input from its independent compensation consultant. The process by which these peer groups are determined is thoroughly explained in the 2012 Proxy Statement. The peer groups are used to provide the HR&CC with insights into the markets within which NYSE Euronext competes for executive talent. Results from studies of the peer groups guide, but do not dictate, the HR&CC’s decisions regarding pay level and design architecture. The HR&CC believes that its approach of not targeting a specified pay percentile but rather allowing the relative level and design of the programs to inform pay decisions is appropriate given the global nature and diverse skills and experience of our management team.

•	We believe that our peer groups provide a more appropriate basis for informing the HR&CC decisions regarding our executive compensation program than the proxy advisor comparison groups.

•

Our peer groups include stock exchanges, technology innovators and companies with brand name recognition or regulatory compliance obligations. These common characteristics reflect the company that we are and the company that we aspire to be.

•

The proxy advisor comparison groups appear to be based on models that include companies within a broad industry category with similar revenues and market capitalizations, without regard to whether the companies share our salient characteristics or compete with us for investors, customers or executive talent. As an example, the comparison group constructed by ISS includes only one company, NASDAQ OMX Group, that we consider to be a peer (see Appendix A for our peer groups and the comparison group used by ISS). To compare our compensation against that of regional banks, REITs and investment managers is incongruous with who we are as a company and fails to recognize the complexity of our business, our global reach and scale and the challenging regulatory and market dynamics within which we operate and compete.

Recent Compensation Actions

New CEO Contract—Performance-Based Compensation

In March 2012, the Board unanimously approved an amendment to our CEO’s employment agreement, which recalibrates his equity incentive compensation to include a performance-based element in the form of PSUs. The amended employment agreement was approved after a thorough process, including several HR&CC and Board meetings, the input of our independent compensation consultant and review of the relevant best practices.

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The amended agreement does not increase any of the existing elements of our CEO’s compensation and, as was always the case, does not provide any guaranteed bonus amounts (or indeed an entitlement to any bonus at all).

•

The “target” annual bonus remains unchanged from our CEO’s initial contract and is not a guaranteed amount. The HR&CC has paid substantially less than this amount since the execution of the contract when it determined it was appropriate to do so. In fact, 2011 was the first year in which our CEO received an annual bonus in excess of his target amount.

•	The only new element of compensation is a PSU award with a $3,000,000 face value that will be granted in each of 2012, 2013, 2014 and 2015.

•

Each PSU award represents the right to receive between 0% and 200% of the shares underlying the award, based on our TSR relative to the TSR of the S&P 500 during the applicable three-year performance period. Notably, to limit our CEO’s compensation and discourage excessive risk-taking, the maximum payout of each PSU award is limited such that the fair market value of the distributed shares is capped at $6,000,000 on the distribution date, even if the increase in our stock price otherwise would result in a larger payout.

•

Unvested PSUs are not automatically accelerated on a change in control or termination of employment. On a termination of employment, PSUs are paid out at the end of the applicable performance period based on actual performance levels and prorated to the date of termination.

•

Our CEO will vest in a number of PSUs based on our relative TSR as set forth in the chart below. The threshold was structured to discourage exclusive focus on TSR at the expense of appropriate attention to capital investment for long term growth and is offset by the $6,000,000 payout cap.

Company TSR Relative to S&P 500 TSR	Earned Percentage of Face Amount (Capped at $6,000,000)
Company TSR above S&P 500 TSR by 100 percentage points or more	200%

Company TSR above S&P 500 TSR by less than 100 percentage points	Interpolated percentage between 100% and 200%

Company TSR = S&P 500 TSR	100%

Company TSR below S&P 500 TSR by less than 25 percentage points	Interpolated percentage between 75% and 100%

Company TSR below S&P 500 TSR by 25 percentage points	75%

Company TSR below S&P 500 TSR by more than 25 percentage points	0%

Although the PSU grants are in addition to rather than replacing existing time-based grants, our CEO will only receive this additional value if he delivers the requisite TSR performance, thereby directly creating additional value for stockholders. As there are no guarantees with respect to annual bonus or time-based equity awards, the HR&CC also retains the discretion to adjust those awards from year to year, taking into account the PSU compensation, to deliver an appropriate overall package.

Elimination of Change in Control Tax Gross-Ups

We have taken actions to eliminate or reduce change in control tax gross-ups.

•	The amended employment agreement with our CEO eliminates the change in control tax gross-up that was included in his original employment agreement.

•

The HR&CC has previously made public its decision to limit change in control tax gross-up provisions in future agreements, and no such provisions have been included in employment agreements entered into since 2008.

Other Elements of Our Compensation Programs That Reflect Best Practices

Our executive compensation programs incorporate many best practices, including:

•	We maintain a CEO stock ownership guideline;

•	We do not maintain an active supplemental executive retirement plan for our executive officers;

•	Base salaries of our named executives have not increased since 2008;

•	We provide our named executives with only limited perquisites;

•	Our equity grants generate a low burn rate (0.63% on an unadjusted basis) and little dilution (3.12%);

•	Our equity plan prohibits option repricing; and

•	We do no permit our directors or officers to hedge their shares.

We recommend that you vote “FOR” the approval of Proposal 3

As outlined above, we are strongly committed to maintaining a strong link between compensation and performance. We ask that you seriously and fairly consider the matters set forth in this letter and vote “FOR” NYSE Euronext’s Say-on-Pay proposal regarding our 2011 executive compensation. Even if voting instructions for your proxy have already been given, you may change your vote at any time before the Annual Meeting by providing new voting instructions as described in more detail in the proxy statement or by voting at the Annual Meeting.

Sincerely,

James J. McNulty
On behalf of the Human Resources and Compensation Committee

APPENDIX A

The table below shows the significant difference in the peer groups used by NYSE Euronext and the comparison group used by ISS. Only one company, NASDAQ OMX Group, is a common peer.

NYSE Euronext Global Exchange Peer Group	NYSE Euronext Global Peer Group	ISS Comparison Group

ASX Limited	Accenture	Bank of Hawaii Corporation

CME Group, Inc.	AEGON N.V.	Franklin Resources, Inc.

Deutsche Boerse AG	Automatic Data Processing, Inc.	Host Hotels & Resorts, Inc.

Hong Kong Exchanges	Barclays plc	Invesco Ltd.

ICAP plc	Blackrock, Inc.	Legg Mason, Inc.

Interactive Brokers Group, Inc.	BNP Paribas	Leucadia National Corporation

IntercontinentalExchange, Inc.	Fiserv, Inc.	Raymond James Financial, Inc.

London Stock Exchange Group, plc	Genworth Financial, Inc.	SL Green Realty Corp.

Singapore Exchange Limited	ING Groep N.V.	TD Ameritrade Holding Corp.

The NASDAQ OMX Group, Inc.	Oracle Corporation	The Hanover Insurance Group, Inc.

TMX Group	Prudential Financial, Inc.	The NASDAQ OMX Group, Inc.

	SAP AG	Washington Federal, Inc.

	Société Générale Group	Weyerhaeuser Company

State Street Corporation

Visa Inc.

The Progressive Corporation

n=11	n=16	n=13